EXHIBIT 10.15

OPTION ANTI-DILUTION AGREEMENT

THIS OPTION ANTI-DILUTION AGREEMENT (this “Agreement”) is entered into effective as of May 11, 2005 by and between 1st Century Bank, N.A. (the “Bank”), and Alan I. Rothenberg (“Rothenberg”), an individual residing in the State of California.  This Agreement is made with reference to the following facts and circumstances:

RECITALS

A.            The Bank and Rothenberg entered into that certain Stock Option Agreement, effective as of February 24, 2004 (the “Option Agreement”) for the option to purchase three hundred seventy thousand (370,000) shares of common stock of the Bank (the “Options”), post two-for-one stock split effective February 28, 2005, under the Bank’s 2004 Director and Employee Stock Option Plan (the “Plan”).

B.            The parties hereto now desire to provide Rothenberg with limited anti-dilution protection with respect to the Options issued pursuant to the Option Agreement and provide for such other matters as the parties hereto deem appropriate.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Anti-Dilution Protection.

(a)           Upon the consummation of the Offering (as defined below), the Bank shall grant to Rothenberg additional stock options under the Plan to purchase shares of capital stock in the Bank equal to seven percent (7.0%) of the additional shares of the capital stock of the Bank issued in connection with the Offering (the “Additional Options”).

(b)           The Bank’s obligation to grant the Additional Options under this Agreement shall continue until the earlier of the date of the dissolution or liquidation of the Bank or the date of termination of Rothenberg’s “Continuous Service” as such term is defined in the Plan.  For purposes of this Agreement, the term “Offering” shall mean the first common stock offering consummated by the Bank on a “best efforts” basis on or after the effective date of this Agreement.

(c)           Any Additional Option grants made to Rothenberg pursuant to this Agreement shall be made subject to the same terms and conditions as the Options, including vesting, except that the exercise price of the Additional Options shall be made at the then “Fair Market Value” (as such term is defined in the Plan) of the underlying shares but in no event less than the gross offering price of the Offering.

(d)           Rothenberg hereby acknowledges that the Additional Options may have a higher exercise price than the Options.

(e)           In the event the Plan does not have available a sufficient number of unreserved shares of common stock to grant the Additional Options, the Bank shall grant the maximum number of options available thereto under the Plan.  Thereafter, the Bank shall use its best efforts to adopt a new option plan which shall contain substantially the same terms and conditions as the Plan.  Subject to the receipt of all required regulatory, Board of Directors and shareholder approvals, and subject to compliance with all applicable securities laws, the Bank shall issue such number of options under the new plan such that all Additional Options have been issued as soon thereafter as possible; provided, however, that this undertaking shall not require the Bank to register under the Securities Act the new plan, any option or any stock issued or issuable pursuant to any such option.  If, after reasonable efforts, the Bank is unable to obtain from any such person the requisite authority or consent which counsel for the Bank deems necessary for the lawful issuance and sale of stock under the new plan or is otherwise unable to obtain a valid exemption from registration for purposes of issuing options under such new plan, the Bank shall be relieved from any liability for failure to issue and sell stock upon exercise of such options unless and until such authority or consent is obtained or a valid exemption from registration is obtained.

2.                                      Representations and Warranties of Rothenberg.  Rothenberg hereby represents and warrants to the Bank that:

(a)           as of the date of this Agreement, the Options held by Rothenberg are owned legally and beneficially by Rothenberg and have not been hypothecated, sold or otherwise pledged by Rothenberg.

(b)           Rothenberg has had the opportunity to receive independent tax and legal advice from attorneys of his choice with respect to the advisability of executing this Agreement and is not relying on the Bank, any of its affiliates, or their respective shareholders, directors, officers, employees, agents and/or counsel for tax or legal advice.

The foregoing representations and warranties shall survive the execution and delivery of this Agreement.

3.             No Employment or Service Contract.  This Agreement is not an employment or service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation of Rothenberg to continue in the employ of the Bank or any affiliate thereof, or of the Bank or any of its affiliates to continue to employ Rothenberg.  In addition, nothing in this Agreement shall obligate the Bank or any of its affiliates or their respective shareholders, directors, officers and/or employees to continue any relationship that Rothenberg might have as a director, officer or consultant for the Bank or an affiliate thereof.

4.             Expenses.  Each party hereby acknowledges and agrees that such party shall be liable for its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

5.             Arbitration.  Any dispute or controversy arising under or in connection with this Agreement, the inception or termination of the Rothenberg’s employment, or any alleged discrimination or tort claim related to such employment, including issues raised regarding the Agreement’s formation, interpretation or breach, shall be settled exclusively by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). Without limiting the foregoing, the following potential claims by the Rothenberg would be subject to arbitration under the Arbitration Agreement:  claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied) under which the Rothenberg believes he would be entitled to compensation or benefits; tort claims related to such employment; claims for discrimination and harassment (including, but not limited to, race, sex, religion, national origin, age, marital status or medical condition, disability, sexual orientation, or any other characteristic protected by federal, state or local law); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration or other procedure different from this one); and claims for violation of any public policy, federal, state or other governmental law, statute, regulation or ordinance.  The arbitration will be conducted in Los Angeles County.  The arbitration shall provide for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute.  The arbitrator shall have no authority to add to or to modify this Agreement, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy.  The arbitrator shall issue a written decision that includes the essential findings and conclusions upon which the decision is based, which shall be signed and dated. Rothenberg and the Bank shall each bear his or its own costs and attorneys’ fees incurred in conducting the arbitration and, except in such disputes where Rothenberg asserts a claim otherwise under a state or federal statute prohibiting discrimination in employment (“a Statutory Claim”), or unless required otherwise by applicable law, shall split equally the fees and administrative costs charged by the arbitrator and AAA.  In disputes where Rothenberg asserts a Statutory Claim against the Bank, Rothenberg shall be required to pay only the AAA filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court.  Rothenberg shall pay the balance of the arbitrator’s fees and administrative costs.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

6.                                      Miscellaneous.

(a)           Cooperation.  Each party hereto agrees to perform any further acts, and to execute and deliver (with acknowledgement, verification and/or affidavit, if required) any further documents and instruments, as may be reasonably necessary or advisable to implement and/or accomplish the provisions of this Agreement and the transactions contemplated herein.

(b)           Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(c)           Entire Agreement.  This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

(d)           Assignment.  This Agreement is personal in nature and Rothenberg may not assign its rights or delegate the performance of its duties under this Agreement without the prior written consent of the Bank.  Any purported assignment without such consent shall be void and of no force or effect.

(e)           Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of and be enforceable by each party and its respective successors and permitted assigns.

(f)            Governing Law.  This Agreement shall be governed by and construed under the laws of the State of California, except to the extent the laws of the United States of America are mandatorily applicable.

(g)           Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties hereto that is not a natural person has caused this Agreement to be executed on its behalf by its officers or other persons thereunto duly authorized, all as of the day and year first above written.

1st Century Bank, N.A.

By:	/s/ Jeffrey M. Watson
Name:	Jeffrey M. Watson
Title:	Secretary

/s/ Alan I. Rothenberg
Alan I. Rothenberg